Exhibit 5
April 17, 2006
GenVec, Inc.
65 West Watkins Mill Road
Gaithersburg, MD 20878
Re:	GenVec, Inc. Registration Statement on Form S-3
Dear Ladies and Gentlemen:
     We have acted as counsel to GenVec, Inc. (the “Company”) in the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) for the purpose of registering for resale under the Securities Act of 1933, as amended, (i) 12,735,050 shares (“Shares”) of its common stock, $0.001 par value per share (the “Common Stock”) and (ii) 520,000 shares of Common Stock issuable upon exercise of warrants (the “Warrants”).
     In connection with rendering the opinions set forth in this letter, we have examined and relied upon the Registration Statement, the Warrants, the agreements pursuant to which the Shares and the Warrants were issued, the Company’s Amended and Restated Certificate of Incorporation, the Company’s Bylaws, and resolutions of the Board of Directors of the Company and the originals or copies of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.
     The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:
     A. We have assumed without verification the genuineness of all signatures on all documents, the authority of the parties (other than the Company) executing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.
     B. In connection with all factual matters regarding the opinions set forth below, we have relied exclusively upon the certificates and other documents and information identified above. We have not verified any factual matters in connection with or apart from our review of such certificates and other documents, and, accordingly, we do not

GenVec, Inc.
April 17, 2006

express any opinion or belief or make any representation as to matters that might have been disclosed by such verification.
     C. The opinions set forth herein are based on existing laws, ordinances, rules, regulations, and judicial and administrative decisions as they presently have been interpreted, and we can give no assurance that our opinions would not be different after any change in any of the foregoing occurring after the date hereof.
     D. We have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors or any committees thereof of the Company that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.
     E. We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company.
     F. We do not express any opinion as to matters arising under the laws of any jurisdiction other than the General Corporation Law of the State of Delaware. We are not members of the Bar of the State of Delaware and have not obtained any opinions of local counsel. Insofar as the opinions expressed herein relate to matters of Delaware law, we have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to us.
     Based on the foregoing, upon the assumption that there will be no material changes in the documents we have examined and the matters investigated referred to above, we are of the opinion that the 12,735,050 Shares included in the Registration Statement when issued for legal consideration on not less than $.001 per share, will be validly issued and will be fully paid and nonassessable.
     Also based on the foregoing, and subject to the qualifications set forth in the preceding paragraphs, we are of the opinion that the remaining 520,000 shares of Common Stock included in the Registration Statement, when issued upon the exercise of the Warrants for legal consideration of not less than $0.001 per share, will be validly issued and will be fully paid and nonassessable.
     This letter does not address any matters other than those expressly addressed herein. This letter is given for your sole benefit and use. No one else is entitled to rely

GenVec, Inc.
April 17, 2006

hereupon. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date.
     We hereby consent to your filing of this opinion as Exhibit 5 to the Registration Statement and to reference to our firm under the caption “Legal Matters” in the prospectus contained therein. By giving such consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Sincerely,
/s/ Arnold & Porter LLP